Exhibit 2.1

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER is entered into as of August 12, 2022 (this “Amendment”), by and among Delwinds Insurance Acquisition Corp. (the “Purchaser”), DIAC Sponsor LLC (the “Purchaser Representative”) and FOXO Technologies Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company and another party thereto entered into an Agreement and Plan of Merger, dated as of February 24, 2022, as amended pursuant to that certain Amendment to Agreement and Plan of Merger, dated April 26, 2022, and that certain Amendment No. 2 to Agreement and Plan of Merger, dated July 6, 2022 (collectively, the “Merger Agreement”);

WHEREAS, Section 9.11 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, and the Purchaser Representative; and

WHEREAS, the Purchaser, the Purchaser Representative, the Company desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Amendment to Section 1.9. Section 1.9 shall be struck in its entirety and replaced with the following:

“As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of Purchaser Securities with an aggregate value equal to (the “Merger Consideration”) (a) Three Hundred Million U.S. Dollars ($300,000,000), minus (b) the amount of Closing Indebtedness (excluding, for the avoidance of doubt, Company Convertible Debt converted into shares of the Company Class A Common Stock in accordance with the Company Preferred Stock and Convertible Debt Exchange), minus (c) the amount of any Excess Transaction Expenses (as defined below), minus (d) the amount equal to the Management Contingent Shares (as defined below) multiplied by the Redemption Price, with each Company Stockholder receiving for each share of Company Common Stock held (after giving effect to the Company Preferred Stock and Convertible Debt Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis, but excluding any Company Securities described in Section 1.11(b)) a number of shares of Purchaser Common Stock equal to (i) the Per Share Price, divided by (ii) the Redemption Price (the “Conversion Ratio”) (the total portion of the Merger Consideration amount payable to all Company Stockholders (but excluding holders of Company Options) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”), with all holders of Company Stock receiving Purchaser Class A Common Stock for such shares of Company Stock. The Merger Consideration will be based on the Closing Statement delivered pursuant to Section 1.10. The holders of Company Options shall receive such number of Assumed Options as described in Section 1.11(d) with such terms and conditions as described in Section 1.11(d).”

2. Amendment to Section 1.11(a). Section 1.11(a) shall be struck in its entirety and replaced with the following:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock, including shares of Company Class A Common Stock and Company Class B Common Stock (subject to clause (b) below), issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock and Convertible Debt Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Stockholder Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.12. Holders of Company Restricted Class A Common Stock shall receive Purchaser Class A Common Stock for such shares of Company Restricted Class A Common Stock, in each case subject to restrictions equivalent to the restrictions that applied to such holder’s Company Restricted Class A Common Stock. All shares of Company Preferred Stock will be treated on an as-converted to Company Common Stock basis. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.15 below).

3. Amendment to Section 5.16(a). Section 5.16(a) shall be struck in its entirety and replaced with the following:

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of up to seven (7) individuals. As promptly as practicable after the date hereof, the Parties shall take all necessary action to designate and nominate to the Post-Closing Purchaser Board persons that are mutually agreed upon by the Company and the Purchaser acting reasonably (the “Directors”), provided that the Post-Closing Purchaser Board, when its composition is determined, shall satisfy the independent director rules of the applicable National Exchange. Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing or shall have such other composition as reasonably agreed between the Purchaser and the Company during the Interim Period. At or prior to the Closing, the Company will provide each Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Director, to be effective upon the Closing (or if later, such Director’s appointment).

4. Defined Terms. All uses of the defined term “NYSE” throughout the Agreement shall be deleted each time it appears therein and replaced by inserting in lieu thereof the defined term “National Exchange.”

5. Definitions.

(i) The definition of “Purchaser Class V Common Stock” shall be deleted in its entirety.

(ii) The following definition shall be added:

“National Exchange” shall mean any of the following national securities exchanges: the NYSE, the NYSE American or the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

6. Replacement of Exhibit E to the Merger Agreement. The form of the Amended Purchaser Charter, attached as Exhibit E to the Merger Agreement, is hereby replaced in its entirety with Exhibit E attached hereto.

7. Replacement of Exhibit G to the Merger Agreement. The form of the Management Contingent Share Plan, attached as Exhibit G to the Merger Agreement, is hereby replaced in its entirety with Exhibit G attached hereto.

8. No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

9. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

11. Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

PURCHASER:

Delwinds Insurance Acquisition Corp

By:	/s/ Andrew J. Poole
Name:	Andrew J. Poole
Title:	Chairman and CEO

PURCHASER REPRESENTATIVE:

DIAC Sponsor LLC

By:	/s/ Andrew J. Poole
Name:	Andrew J. Poole
Title:	Managing Member

COMPANY:

FOXO TECHNOLOGIES INC.

By:	/s/ Jon Sabes
Name:	Jon Sabes
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Merger Agreement]

EXHIBIT E

Form of Amended Purchaser Charter

EXHIBIT G

Form of Management Contingent Share Plan